News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Completes Acquisition of

San Diego Industrial Gas and Welding Supply Business

Provides Foothold into Large California Industrial Market

TAMPA, FL – January 23, 2018 — MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has completed the acquisition of all of the assets of San Diego based NG Enterprises, Inc. for $745,000. The Company had previously entered into a binding agreement and made a $300,000 deposit at the end of December, with an expectation to complete the transaction in January 2018.

The acquisition adds approximately $700,000 in high-margin industrial gas and welding supply revenues, as well as substantial assets to support sales growth. From a personnel perspective, the acquisition adds four highly experienced industry experts, and access to an extensive list of clients in the shipping, military, logistics, industrial and other industries, which represent prospective clients for MagneGas2® cross sales.

“This is a very positive first step for MagneGas in a major new market,” commented Ermanno Santilli, CEO of MagneGas. “California is a massive market opportunity, with an economy roughly the size of France or Brazil. The southern portion of California, namely the San Diego/Long Beach/Los Angeles corridor is one of the two largest markets in the US for industrial gas today. Greater California, including the neighboring metropolitan markets adjacent to the state are a top priority for additional acquisition targets in the coming months. We see this market as having the potential to generate in excess of $100 million annually for MagneGas as we execute on a sound acquisition and follow on growth strategy.”

“We are pleased to complete this first acquisition in California on favorable financial terms,” commented Scott Mahoney, CFO of MagneGas. “Our purchase price was largely covered by long lived, fungible assets that provide a conservative protection for our investment. In addition, we believe we are paying approximately a 6.0x to 6.5x 2017 EBITDA, and potentially less than 4.5x 2018 EBITDA if our growth forecasts hold true. This is a highly accretive transaction for our shareholders, and we hope to execute on additional transactions in California in the coming months. We are very focused on making accretive acquisitions and executing on an accelerated growth strategy in 2018.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.